Exhibit 99.1

Revenue Growth of 8% Drives Strong Fourth Quarter Results for QC Holdings, Inc.

Board Declares Regular $0.05 Quarterly Dividend

OVERLAND PARK, Kan.--(BUSINESS WIRE)--February 12, 2009--QC Holdings, Inc. (NASDAQ: QCCO) reported revenue growth of 8% for the fourth quarter and full year 2008 in connection with announcing its results for the three months and year ended December 31, 2008.

“Our fourth quarter results were a nice finish to 2008,” said QC Chairman and Chief Executive Officer Don Early. “Despite the obvious economic headwinds, our field personnel contained losses while improving revenues and minimizing operating expenses. This effort produced a 15% growth in pre-tax income quarter-to-quarter.

“For the year, improvements in revenues and branch gross profit, together with well-managed administrative costs, offset the higher interest expense during 2008, resulting in consistent pretax income from continuing operations year-to-year,” Early said.

Highlights for the fourth quarter included:

  Income from continuing operations of $4.0 million, or $0.22 per diluted share;
  Income from continuing operations of $4.3 million, or $0.24 per diluted share, exclusive of governmental affairs expenditures in connection with 2008 ballot referendum initiatives in Arizona and Ohio (“2008 referendum expenditures”), compared to $3.8 million, or $0.20 per diluted share in fourth quarter 2007;
  An 8.0% increase in revenues to $61.1 million compared to $56.6 million in fourth quarter 2007;
  A 5.4% improvement in gross profit from comparable branches (defined as those branches that were open for all of the two periods being compared) over prior year’s fourth quarter; and
  Adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition, of $11.1 million.

“Our industry faced a variety of challenges during 2008,” Early noted. “Ongoing legislative and regulatory pressures, weakening consumer confidence, the effects of the mid-year tax stimulus checks and fluctuating gasoline prices, among others, each presented unique issues that required attention.

“As with any business, these types of challenges provide learning experiences, as well as opportunities for improvement and change. As the short-term consumer lending industry evolves, we are confident that our demonstrated excellence in delivering service to our customer base over the last 25 years positions us to be successful.”

Highlights for the year ended December 31, 2008 included:

  Income from continuing operations of $14.4 million, or $0.80 per diluted share;
  Income from continuing operations of $16.1 million, or $0.89 per diluted share, exclusive of the 2008 referendum expenditures;
  A 7.6% increase in revenues to $227.7 million compared to $211.6 million last year;
  A 4.5% and 7.7% improvement in revenues and gross profit, respectively, from comparable branches; and
  Adjusted EBITDA of $41.2 million.

The three months and year ended December 31, 2008 include discontinued operations relating to branches that were closed during 2008, primarily due to changes in payday loan laws that effectively preclude the product as it is currently offered.

For the three months and year ended December 31, 2008 and 2007, schedules reconciling adjustments to net income pursuant to generally accepted accounting principles (GAAP), and adjusted EBITDA to net income, are provided below. The results for the three months and year ended December 31, 2008 include referendum expenditures of $296,000 and $1.7 million, respectively, that were not deductible for income tax purposes. The results for the year ended December 31, 2007 include approximately $3.5 million ($2.1 million, or $0.10 per diluted share, after-tax) in costs and charges associated with the company’s activities to close 39 branches in various states (the majority of which were consolidated into nearby branches) and to terminate the de novo process on eight branches that never opened (“the 2007 closing charges”). These costs included $1.6 million for termination of operating leases and related occupancy costs, $1.8 million for the disposition of property and $82,000 for write-offs of deposits and severance costs. QC believes that it is useful to management and investors to analyze results after adjusting for these items to provide a more comparable basis for evaluating QC’s operating results and financial performance over time. See the reconciliation tables for additional information.

** Fourth Quarter **

Revenues increased $4.5 million quarter-to-quarter, primarily due to higher installment and automobile loan volumes. QC originated approximately $341.0 million of payday loans during fourth quarter 2008, a slight increase over the $339.8 million during fourth quarter 2007. Installment and automobile loan volumes totaled $12.4 million for fourth quarter 2008 versus $9.0 million in prior year’s fourth quarter.

Revenues for comparable branches (those branches that were open for the 15 months since September 30, 2007) increased 2.5%, or $1.4 million, to $57.1 million during the three months ended December 31, 2008. This increase is primarily attributable to growth associated with branches added in 2005 and 2006.

Branch operating costs, exclusive of loan losses, increased to $26.2 million during the three months ended December 31, 2008 compared to $24.6 million in the same 2007 period. The increase was attributable to cost of sales associated with the company’s automotive sales locations and higher branch-level benefit costs.

During the three months ended December 31, 2008, the company reported an increase in loan losses to $17.3 million compared to $15.7 million in the same 2007 period. The loss ratio for the current quarter totaled 28.4%, up slightly from the 27.8% in fourth quarter 2007. This small increase reflects a more difficult collections environment. Comparable branches totaled $16.5 million in loan losses during the quarter, which was approximately $500,000 higher than prior year’s fourth quarter.

QC’s branch gross profit in fourth quarter 2008 was $17.6 million, an 8.0% increase over prior year’s quarter. Gross profit for comparable branches during fourth quarter 2008 increased $900,000 to $17.6 million, with the improvement resulting from stronger results in the majority of states. Aggregate results from newer branches, the buy here, pay here locations and closed branches were breakeven during the quarter.

Regional and corporate expenses declined to $8.4 million during the three months ended December 31, 2008 ($8.1 million, exclusive of the 2008 referendum initiatives) from $9.1 million in fourth quarter 2007. This decline is primarily attributable to higher public education spending in the prior year quarter.

Net interest expense increased $826,000 over last year’s fourth quarter due to higher debt balances as a result of the $48.5 million special dividend paid in December 2007. The company’s effective income tax rate was 43.9% during the quarter (versus 38.0% in last year’s fourth quarter) as a result of the non-deductible 2008 referendum expenditures.

“We are proud that we generated growth in comparable branch revenue and gross profit throughout 2008,” noted QC President and Chief Operating Officer Darrin Andersen. “This achievement highlights the strength of our operations and the ongoing customer demand for access to credit through a quality service provider.

“We continue to see growth in our automotive sales group. We now operate five locations in the greater Kansas City area and are expanding our knowledge of the buy here, pay here business daily. We look forward to utilizing our long history of lending, servicing and collecting loans in this customer demographic to gain efficiencies and to improve profitability at these locations.”

** Year Ended December 31 **

The company’s revenues grew $16.1 million, or 7.6%, to $227.7 million during the year ended December 31, 2008 versus 2007 as a result of increases in the number of customer transactions (particularly installment and automotive loans) and average loan size.

Revenues for comparable branches (those branches that were open for the 24 months since December 31, 2006) increased 4.5% to $212.7 million during 2008 for the same reasons as noted in the quarterly discussion. Revenues from branches added during 2007 totaled $6.3 million and from automotive operations totaled $6.1 million during 2008.

Branch operating costs, exclusive of loan losses, increased 6.2% to $99.0 million. Exclusive of the 2007 closing charges, operating costs increased $7.5 million, primarily as a result of higher salaries and benefits (as noted in the quarterly discussion above), as well as cost of sales for automobile purchases and occupancy costs associated with lease escalation provisions. Comparable branches averaged approximately $13,175 per month in operating expenses during 2008 compared to $12,750 per month in prior year.

During the year ended December 31, 2008, the company reported loan losses of $58.2 million compared to $53.0 million in 2007. The company’s loss ratio was 25.5% during the year ended December 31, 2008 versus 25.1% last year. Exclusive of debt sales in each period ($624,000 in 2008 and $2.1 million in 2007), the loss ratio declined year-to-year. Comparable branches totaled $54.8 million in loan losses during the year ended December 31, 2008 compared to $53.6 million in the prior year.

Branch gross profit increased 8.0% to $70.6 million in 2008 from $65.4 million. Exclusive of the 2007 closing charges, branch gross profit increased $3.5 million, or 5.2%, over 2007. Gross profit for comparable branches during 2008 increased by $5.1 million to $71.2 million. The branches added during 2007 contributed approximately $221,000 to gross profit.

Exclusive of the 2008 referendum expenditures, regional and corporate expenses increased approximately $700,000 to $36.1 million during the year ended December 31, 2008, mainly due to increases in compensation and benefits to accommodate inflation.

Net interest expense increased nearly $3.7 million over last year due to higher debt balances throughout 2008 compared to 2007. The company’s effective tax rate was 42.3% during 2008 compared to 39.3% in 2007 for the reasons noted in the quarterly discussion above.

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable March 9, 2009 to stockholders of record as of February 23, 2009.

-BUSINESS OUTLOOK -

“We were pleased to conclude 2008 with a strong quarter,” Early said. “We have continued to communicate to our field management and employees the importance of focusing on what we do best – making loans, providing customer service and collecting in a professional, friendly manner.

“With the Board’s declaration today of a $0.05 dividend, QC will have paid a total of $0.35 per common share, or $6.3 million, for fiscal 2008 results. This total, together with the 1.5 million in company shares repurchased in 2008, represents approximately $18.6 million that was returned to shareholders during the year.

“As we move into 2009, the sour state of the economy and markets continues to pose challenges. With consumer spending and confidence deteriorating, revenue improvements are unlikely for our core short-term lending branches. Furthermore, such an environment is particularly challenging to the collections process.

“Fortunately, we have a 25-year history of adapting to negative circumstances by responding to customer behaviors in creative, efficient, disciplined and profitable ways. We look forward to adding to that track record during this historically unusual period of time and to solidifying our position as a premier provider of short-term consumer credit.”

QC will present its financial results for the three months and year ended December 31, 2008 in a conference call on February 12, at 2:00 p.m. EST. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial (866) 202-4683, passcode 37833917. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call on February 12. A replay of the audio portion of the presentation will be available online until the close of business on March 12, 2009. The replay can also be accessed by telephone until February 19, 2009, at (888) 286-8010, code 91061220.

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States, operating 585 branches in 24 states at December 31, 2008. With more than 25 years of operating experience in the retail consumer finance industry, the company entered the short-term loan market in 1992 and, since 1998, has grown from 48 branches to 585 branches through a combination of de novo branches and acquisitions. During fiscal 2008, the company advanced approximately $1.4 billion to customers and reported total revenues of $227.7 million.

Forward Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of growth in, or closures of, branches, (4) the increased leverage of the company as a result of the payment of a $48.5 million special cash dividend in December 2007, (5) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (6) changes in our key management personnel, and (7) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2008	2007	2008
Revenues
Payday loan fees	$ 47,153	$ 47,581	$ 180,617	$ 181,328
Other	9,486	13,503	30,990	46,417
Total revenues	56,639	61,084	211,607	227,745
Branch expenses
Salaries and benefits	12,259	12,784	46,427	49,441
Provision for losses	15,730	17,332	53,022	58,184
Occupancy	6,770	6,752	26,715	26,780
Depreciation and amortization	1,153	1,093	4,700	4,446
Other	4,389	5,550	15,323	18,339
Total branch expenses	40,301	43,511	146,187	157,190
Branch gross profit	16,338	17,573	65,420	70,555

Regional expenses	3,101	3,076	12,614	13,075
Corporate expenses	6,032	5,358	22,813	24,738
Depreciation and amortization	768	889	2,399	2,931
Interest expense, net	291	1,117	658	4,411
Other expense (income), net	(45)	42	2,001	448
Income from continuing operations before income taxes	6,191	7,091	24,935	24,952
Provision for income taxes	2,354	3,113	9,802	10,567
Income from continuing operations	3,837	3,978	15,133	14,385
Loss from discontinued operations, net of income tax	(169)	(34)	(531)	(806)
Net income	$ 3,668	$ 3,944	$ 14,602	$ 13,579

Earnings (loss) per share:
Basic
Continuing operations	$ 0.20	$ 0.22	$ 0.79	$ 0.80
Discontinued operations	(0.01)	-	(0.03)	(0.04)
Net income	$ 0.19	$ 0.22	$ 0.76	$ 0.76

Diluted
Continuing operations	$ 0.20	$ 0.22	$ 0.78	$ 0.80
Discontinued operations	(0.01)	-	(0.03)	(0.04)
Net income	$ 0.19	$ 0.22	$ 0.75	$ 0.76
Weighted average number of common shares outstanding:
Basic	19,029	17,493	19,283	17,877
Diluted	19,383	17,595	19,578	17,983

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the three months ended December 31, 2007 and 2008, the company believes that excluding the 2008 referendum expenditures is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Three Months Ended December 31, 2007			Three Months Ended December 31, 2008
	GAAP	Non-GAAP Adjustments (a)	Adjusted	GAAP	Non-GAAP Adjustments (b)	Adjusted
Revenues
Payday loan fees	$ 47,153	$ -	$ 47,153	$ 47,581	$ -	$ 47,581
Other	9,486	-	9,486	13,503	-	13,503
Total revenues	56,639	-	56,639	61,084	-	61,084
Branch expenses
Salaries and benefits	12,259	-	12,259	12,784	-	12,784
Provision for losses	15,730	-	15,730	17,332	-	17,332
Occupancy	6,770	-	6,770	6,752	-	6,752
Depreciation and amortization	1,153	-	1,153	1,093	-	1,093
Other	4,389	-	4,389	5,550	-	5,550
Total branch expenses	40,301	-	40,301	43,511	-	43,511
Branch gross profit	16,338	-	16,338	17,573	-	17,573

Regional expenses	3,101	-	3,101	3,076	-	3,076
Corporate expenses	6,032	-	6,032	5,358	(296)	5,062
Depreciation and amortization	768	-	768	889	-	889
Interest expense, net	291	-	291	1,117	-	1,117
Other expense (income), net	(45)	-	(45)	42	-	42
Income from continuing operations before income taxes	6,191	-	6,191	7,091	296	7,387
Provision for income taxes	2,354	-	2,354	3,113	-	3,113
Income from continuing operations	3,837	-	3,837	3,978	296	4,274
Discontinued operations	(169)	-	(169)	(34)	-	(34)
Net income	$ 3,668	$ -	$ 3,668	$ 3,944	$ 296	$ 4,240

Earnings (loss) per share:
Basic: Continuing operations	$ 0.20	$ -	$ 0.20	$ 0.22	$ 0.02	$ 0.24
Discontinued operations	(0.01)	-	(0.01)	-	-	-
Net income	$ 0.19	$ -	$ 0.19	$ 0.22	$ 0.02	$ 0.24

Diluted: Continuing operations	$ 0.20	$ -	$ 0.20	$ 0.22	$ 0.02	$ 0.24
Discontinued operations	(0.01)	-	(0.01)	-	-	-
Net income	$ 0.19	$ -	$ 0.19	$ 0.22	$ 0.02	$ 0.24

(a) There were no adjustments for the three months ended December 31, 2007.
(b) These adjustments reflect the non-tax deductible 2008 referendum expenditures during the fourth quarter.

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the year ended December 31, 2007 and 2008, the company believes that excluding the various costs and charges associated with the 2007 branch closings and the 2008 referendum expenditures is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Year Ended December 31, 2007			Year Ended December 31, 2008
	GAAP	Non-GAAP Adjustments (a)	Adjusted	GAAP	Non-GAAP Adjustments (b)	Adjusted
Revenues
Payday loan fees	$ 180,617	$ -	$ 180,617	$ 181,328	$ -	$ 181,328
Other	30,990	-	30,990	46,417	-	46,417
Total revenues	211,607	-	211,607	227,745	-	227,745
Branch expenses
Salaries and benefits	46,427	(31)	46,396	49,441	-	49,441
Provision for losses	53,022	-	53,022	58,184	-	58,184
Occupancy	26,715	(1,558)	25,157	26,780	-	26,780
Depreciation and amortization	4,700	-	4,700	4,446	-	4,446
Other	15,323	(51)	15,272	18,339	-	18,339
Total branch expenses	146,187	(1,640)	144,547	157,190	-	157,190
Branch gross profit	65,420	1,640	67,060	70,555	-	70,555

Regional expenses	12,614	-	12,614	13,075	-	13,075
Corporate expenses	22,813	-	22,813	24,738	(1,705)	23,033
Depreciation and amortization	2,399	-	2,399	2,931	-	2,931
Interest expense, net	658	-	658	4,411	-	4,411
Other expense, net	2,001	(1,824)	177	448	-	448
Income from continuing operations before income taxes	24,935	3,464	28,399	24,952	1,705	26,657
Provision for income taxes	9,802	1,355	11,157	10,567	-	10,567
Income from continuing operations	15,133	2,109	17,242	14,385	1,705	16,090
Discontinued operations	(531)	-	(531)	(806)	-	(806)
Net income	$ 14,602	$ 2,109	$ 16,711	$ 13,579	$ 1,705	$ 15,284

Earnings (loss) per share:
Basic: Continuing operations	$ 0.79	$ 0.11	$ 0.90	$ 0.80	$ 0.10	$ 0.90
Discontinued operations	(0.03)	-	(0.03)	(0.04)	-	(0.04)
Net income	$ 0.76	$ 0.11	$ 0.87	$ 0.76	$ 0.10	$ 0.86

Diluted: Continuing operations	$ 0.78	$ 0.10	$ 0.88	$ 0.80	$ 0.09	$ 0.89
Discontinued operations	(0.03)	-	(0.03)	(0.04)	-	(0.04)
Net income	$ 0.75	$ 0.10	$ 0.85	$ 0.76	$ 0.09	$ 0.85

(a) These adjustments reflect the elimination of the costs and charges for the 2007 closing charges, including $1.6 million for termination of operating leases and related occupancy costs, $1.8 million for the disposition of property and $82,000 for write-offs of deposits and severance to employees.
(b) These adjustments reflect the non-tax deductible 2008 referendum expenditures.

Non-GAAP Reconciliations Adjusted EBITDA (in thousands) (Unaudited)

QC reports adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2008	2007	2008

Income from continuing operations	$ 3,837	$ 3,978	$ 15,133	$ 14,385
Provision for income taxes	2,354	3,113	9,802	10,567
Depreciation and amortization	1,921	1,982	7,099	7,377
Interest expense	331	1,125	803	4,457
Non-cash losses (gains) on property dispositions	34	42	255	448
Stock option and restricted stock expense	466	519	2,138	2,227
Ballot referendum initiative expenditures (a)		296		1,705
Costs and charges with respect to branch closings/consolidation and terminations of de novo process (a)			3,464
Adjusted EBITDA	$ 8,943	$ 11,055	$ 38,694	$ 41,166

(a) To provide a more comparable basis for evaluation, for the years ended December 31, 2007 and 2008 the adjusted EBITDA computation excludes the 2007 costs and charges associated with branch closings and the 2008 referendum expenditures, as discussed in detail in the footnotes to the Non-GAAP Reconciliations tables above.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2007	December 31, 2008
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 24,145	$ 17,314
Loans receivable, less allowance for losses of $4,442 at December 31, 2007 and $6,648 at December 31, 2008	72,903	73,711
Prepaid expenses and other current assets	3,290	6,570
Total current assets	100,338	97,595
Property and equipment, net	26,525	23,664
Goodwill	16,081	16,144
Other assets, net	6,636	5,639
Total assets	$ 149,580	$ 143,042

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 1,321	$ 298
Accrued expenses and other liabilities	10,898	12,275
Deferred revenue	5,277	4,802
Income taxes payable	769	1,112
Debt due within one year	28,500	33,143
Deferred income taxes	766
Total current liabilities	47,531	51,630
Non-current liabilities	2,834	4,386
Deferred income taxes	989
Long-term debt	46,000	37,607
Total liabilities	97,354	93,623

Commitments and contingencies
Stockholders’ equity	52,226	49,419
Total liabilities and stockholders’ equity	$ 149,580	$ 143,042

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan and Average Fee)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2008	2007	2008
	Unaudited		Unaudited
Branch Data (non-auto):
Number of branches, beginning of period	592	585	613	596
De novo branches opened	4	3	20	12
Acquired branches			13	1
Branches closed		(3)	(50)	(24)
Number of branches, end of period	596	585	596	585

Comparable Branch Data:
Total number of comparable branches	568	568	549	549
Comparable branch revenue	$ 55,739	$ 57,104	$ 203,633	$ 212,748
Percentage change		2.5%		4.5%
Comparable branch net revenues	$ 39,724	$ 40,577	$150,035	$157,916
Percentage change		2.3%		5.3%

Operating Data – Payday Loans:
Loan volume	$ 339,788	$340,951	$1, 248,247	$1,288,132
Average loan (principal plus fee)	368.74	371.34	365.64	370.63
Average fee	53.10	53.70	52.92	53.62

Loss Data:
Allowance for loan losses:
Balance, beginning of period	$ 3,591	$ 5,071	$ 2,982	$ 4,442
Adjustment to provision for losses based on evaluation of outstanding receivables (a)	851	1,577	1,460	2,206
Balance, period end	$ 4,442	$ 6,648	$ 4,442	$ 6,648

Provision for losses:
Charged-off to expense	$ 26,825	$ 27,645	$ 99,752	$104,020
Recoveries	(11,970)	(11,959)	(48,216)	(48,165)
Adjustment to provision for losses based on evaluation of outstanding receivables (a)	875	1,646	1,486	2,329
Total provision for losses	$ 15,730	$ 17,332	$ 53,022	$ 58,184

Provision for losses as a percentage of revenues	27.8%	28.4%	25.1%	25.5%
Provision for losses as a percentage of loan volume (all products)	4.3%	4.6%	4.0%	4.1%

(a) Amounts differ primarily due to the inclusion of changes in the credit services organization liability in the provision for losses table.

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt 913-234-5237
Director – Corporate Communications